Execution Copy


COMMITTED FACILITY AGREEMENT

BNP PARIBAS PRIME BROKERAGE INC. ("BNPP PB, INC.") and the counterparty specified on the signature page ("CUSTOMER"), hereby enter into this Committed Facility Agreement (this "AGREEMENT"), dated as of the date specified on the signature page.

Whereas BNPP PB, Inc. and Customer have entered into the U.S. PB Agreement, dated as of the date hereof (the "U.S. PB AGREEMENT") (the U.S. PB Agreement and this Agreement, collectively, the "40 ACT FINANCING AGREEMENTS").

Whereas this Agreement supplements and forms part of the other 40 Act Financing Agreements and sets out the terms of the commitment of BNPP PB, Inc. to provide financing to Customer under the 40 Act Financing Agreements.

Now, therefore, in consideration of the foregoing promises and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties agree as follows:

1. DEFINITIONS -

      (a) Capitalized terms not defined in this Agreement have the respective meaning assigned to them in the U.S. PB Agreement. The 40 Act Financing Agreements are included in the term "Contract," as defined in the U.S. PB Agreement.

      (b) "ACCOUNT AGREEMENT" means the Account Agreement attached as Exhibit A to the U.S. PB Agreement.

      (c) "COLLATERAL REQUIREMENTS" means the collateral requirements set forth in Section 1 of Appendix A attached hereto.

      (d)   "CUSTODIAN" means PFPC Trust Company.

      (e)   "DEBIT FINANCING FACILITY LIMIT" means the Maximum Commitment
            Financing.

      (f) "DEFAULT ACTION" means exercising any rights of set-off, liquidating positions or Contracts, terminating or accelerating any loan or Contract, canceling orders, closing out transactions, deducting charges from an account (other than normal charges for interest, clearing fees and ticket charges), selling any or all of the securities and commodities or other property that may be in possession or control of the BNPP Entities (either individually or jointly with others), buying-in any securities, commodities or other property that Customer's account or accounts may be short, or acting as attorney-in-fact with respect to Customer, any Customer account or any property in a Customer account.

      (g) "ELIGIBLE SECURITIES" shall have the meaning ascribed to such term in Appendix A hereto.

      (h) "INITIAL NAV" means the Net Asset Value of Customer as of the date of Initial NAV Date.

      (i)   "INITIAL NAV DATE" means February 2, 2010.

      (j) "MAXIMUM COMMITMENT FINANCING" means $18,000,000 USD; provided, however, that (i) Customer may reduce the Maximum Commitment Financing up to the same proportionate percentage as any decline in Customer's Net Asset Value from the date hereof, upon 30 calendar days' prior written notice (for the avoidance of doubt, such reduction shall not correspond to the absolute dollar amount reduction in Net Asset Value, but rather to the corresponding percentage figure).


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      (k)   "NET ASSET VALUE" means, with respect to Customer, the aggregate net asset value of the common stock issued by Customer calculated in accordance with U.S. generally accepted accounting principles.

      (l) "NET ASSET VALUE FLOOR" means, with respect to Customer, an amount equal to 50% of the Initial NAV (such 50% amount, the "EXECUTION DATE NAV FLOOR"); provided, however, that following the date hereof, the Net Asset Value Floor shall be the greater of (i) the Execution Date NAV Floor or (ii) 50% of the Net Asset Value of Customer, calculated based on the Customer's Net Asset Value as of its most recent fiscal year end subsequent to the date hereof.

      (m) "OUTSTANDING DEBIT FINANCING" means the aggregate net cash balance (excluding current short sale proceeds) held under the 40 Act Financing Agreements if such net cash balance is a debit, or zero if such aggregate net cash balance is a credit. For the purposes of calculating such aggregate net cash balance, if Customer holds credit or debit cash balances in non-USD currencies, BNPP PB, Inc. will convert each of these balances into USD at prevailing market rates to determine Customer's aggregate net cash balance.

      (n) "PORTFOLIO GROSS MARKET VALUE" means the Gross Market Value (as defined in Appendix A attached hereto) of all of Customer's Positions that are Eligible Securities (as defined in Appendix A attached hereto).

      (o) "RENEWAL DUE DATE" shall have the meaning ascribed to such term in Appendix B hereto.

      (p) "1940 ACT" means the Investment Company Act of 1940. 2. SCOPE OF COMMITTED FACILITY -


      Subject to Sections 3 and 10, BNPP PB, Inc. shall make available cash financing under the 40 Act Financing Agreements up to the relevant Debit Financing Facility Limit, and may not take any of the following actions except upon at least 180 calendar days' prior notice (the "FACILITY MODIFICATION NOTICE"):

      (a)   modify the Collateral Requirements;

      (b)   recall any cash loan under the 40 Act Financing Agreements;

      (c) modify the interest rate spread on cash loans under the 40 Act Financing Agreements or the commitment fee, in each case as set forth in Appendix B attached hereto;

      (d) modify the fees, charges or expenses other than those described in clause (c) above, as set forth in Appendix B attached hereto (the "FEES"), provided that BNPP PB, Inc. may modify any Fees immediately if (i) the amount of such Fees charged to BNPP PB, Inc., as the case may be, have been increased by the provider of the relevant services or (ii) consistent with increases generally to customers; or

      (e)   terminate any of the 40 Act Financing Agreements.

3.    CONDITIONS FOR COMMITTED FACILITY -

      The commitment as set forth in Section 2 only applies so long as -

      (a)   Customer satisfies the Collateral Requirements; and

      (b)   no Default or Facility Termination Event has occurred.


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4.    ARRANGEMENT, RENEWAL AND COMMITMENT FEES -

      (a) Customer shall pay when due an arrangement fee as set forth in Appendix B.

      (b)   Customer shall pay when due a renewal fee as set forth in Appendix
            B.

      (c) Customer shall pay when due a commitment fee as set forth in Appendix B.


5.    RIGHT OF SUBSTITUTION -

      (a) After BNPP PB, Inc. sends a Facility Modification Notice, Customer may not substitute any collateral, provided that BNPP PB, Inc. may permit substitutions (the terms of which shall be determined by BNPP PB, Inc. in its sole discretion) upon request, which permission shall not be unreasonably withheld.

      (b) Prior to BNPP PB, Inc. sending a Facility Modification Notice, Customer may substitute collateral.

6.    COLLATERAL DELIVERY -

      If notice of a Collateral Requirement is sent to Customer orally or via facsimile or electronic mail or such other delivery method as the parties agree (in each case, with delivery deemed when sent): (i) on or before 10:00 a.m. on any Business Day, then Customer shall deliver all required Collateral no later than the close of business on such Business Day, and
      (ii) after 10:00 a.m. on any Business Day, then Customer shall deliver all required Collateral no later than the close of business on the immediately succeeding Business Day.

7.    REPRESENTATIONS AND WARRANTIES -

       Customer hereby makes all the representations and warranties set forth in
       Section 5 of the Account Agreement, which are deemed to refer to this Agreement, and such representations and warranties shall survive each transaction and the termination of the 40 Act Financing Agreements.

8.    FINANCIAL INFORMATION -

      Customer shall provide BNPP PB, Inc. with copies of -

      (a) the most recent annual report of Customer containing financial statements certified by independent certified public accountants and prepared in accordance with generally accepted accounting principles in the United States, as soon as available and in any event within 120 calendar days after the end of each fiscal year of Customer, provided that to the extent any such financial statements have been filed with the U.S. Securities and Exchange Commission and are available on the EDGAR database they shall be deemed delivered to BNPP PB, Inc. on the date so available;

      (b) the most recent quarterly portfolio report of Customer, including Net Asset Value of Customer, as soon as available and in any event within 90 calendar days after the end of each calendar quarter, provided that to the extent any such financial statements have been filed with the U.S. Securities and Exchange Commission and are available on the EDGAR database they shall be deemed delivered to BNPP PB, Inc. on the date so available; and

      (c) the estimated net asset value statement of Customer as of any Business Day, within one Business Day upon request thereof by BNPP PB, Inc. to the extent not available from a publicly available source such as Bloomberg Professional Service.


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9. TERMINATION -

      (a) Upon the occurrence of a Facility Termination Event (as defined in clause (d) below), this Agreement automatically terminates; provided, however, that if there occurs a Facility Termination Event under Section 9(d)(iii), this Agreement shall not automatically terminate, but instead the commitment referred to in Section 2 shall be reduced from 180 calendar days to 30 calendar days, notwithstanding any other provision herein.

      (b) Upon the occurrence of a Default, the BNPP Entities may terminate any of the 40 Act Financing Agreements and take Default Action.

      (c)   Each of the following events constitutes a "DEFAULT":

            i. Customer fails to meet the Collateral Requirements within one Business Day after the time periods set forth in Section 6;

            ii. Customer fails to deliver the financial information (1) within five Business Days after the time periods set out in Sections 8(a) and (b), and (2) within one Business Day after the time period set out in Section 8(c), provided that such cure periods shall apply only in respect of Section 8;

            iii. the Net Asset Value of Customer declines below the Net Asset Value Floor (unless such decline is also a Facility Termination Event under Section 9(d)(iii), in which case such
                  Section 9(d)(iii) shall apply);

            iv. any representation or warranty made or deemed made by Customer to BNPP PB, Inc. under any 40 Act Financing Agreements (including under Section 7 herein) proves false or misleading when made or deemed made;

            v. Customer fails to comply with or perform any agreement or obligation under this Agreement or the other 40 Act Financing Agreements (other than those agreements and obligations already covered by the other subsections within this Section 9(c), in which case such relevant subsection shall govern), provided, however, that such event or occurrence shall not be deemed a Default and Default Action may not be taken unless Customer has failed to remedy such event or occurrence within five Business Days (for the avoidance of doubt, this five Business Day cure period shall not apply to Sections 9(c)(i), 9(c)(ii), 9(c)(iii), 9(c)(iv), 9(c)(vi), or 9(c)(vii));

            vi. the occurrence of a repudiation, misrepresentation, material breach or the occurrence of a default, termination event or similar condition (howsoever characterized, which, for the avoidance of doubt, includes the occurrence of an Additional Termination Event under an ISDA Master Agreement between Customer and a BNPP Entity, if applicable) by Customer under any contract with a BNPP Entity or affiliate of a BNPP Entity; or

            vii. the filing by or against Customer of a petition or other proceeding in bankruptcy, insolvency or for the appointment of a receiver or upon the levy or attachment against any property or accounts of Customer.

      (d)   Each of the following events constitutes a "FACILITY TERMINATION
            EVENT":

            i. there occurs any change in BNPP PB, Inc.'s` interpretation of any Applicable Law or the adoption of or any changes in the same that, in the reasonable opinion of counsel to BNPP PB, Inc., has the effect with regard to BNPP PB, Inc. of impeding or prohibiting the arrangements under the 40 Act Financing Agreements (including, but not limited to, imposing or adversely modifying or affecting the amount of regulatory capital to be maintained by BNPP PB, Inc.); provided, however, that it shall not be a


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                  Facility Termination Event if there occurs a change in, or change in BNPP PB, Inc.'s interpretation of, any Applicable Law that results in a cost increase to BNPP PB, Inc. (as determined in its sole discretion), rather than a prohibition (as determined in BNPP PB, Inc.'s sole discretion), and such cost increase is accepted by Customer (for the avoidance of doubt, such cost increase may be implemented by adjusting the fees and rates in Appendix B or in any other manner, as determined by BNPP PB, Inc. in its sole reasonable discretion);

            ii. the occurrence of a repudiation, misrepresentation, material breach or the occurrence of a default, termination event or similar condition (howsoever characterized, which, for the avoidance of doubt, includes the occurrence of an Additional Termination Event under an ISDA Master Agreement, if applicable) by Customer under any contract with a third party entity, where the aggregate principal amount of any such contract (which, for the avoidance of doubt, includes any obligations with respect to borrowed money or other assets in connection with such contract) is not less than $5,000,000.00;

            iii. (A) as of the close of business on the last Business Day of any calendar month within the one month period after the Initial NAV Date (the "FIRST MONTHLY PERIOD"), the Net Asset Value of Customer as of such last Business Day of such calendar month declines by thirty percent (30%) or more from the Initial NAV, provided that following the First Monthly Period, it shall be a Facility Termination Event if the Net Asset Value of Customer as of the close of business on the last Business Day of any calendar month declines by thirty percent (30%) or more from the Net Asset Value of Customer as of the close of business on the last Business Day of the immediately preceding calendar month, (B) as of the close of business on the last Business Day of any calendar month within the three month period after the Initial NAV Date (the "FIRST THREE MONTH PERIOD"), the Net Asset Value of Customer as of such last Business Day of any of the three calendar months declines by forty percent (40%) or more from a value that is 115% of the Initial NAV, provided that following the First Three Month Period, it shall be a Facility Termination Event if the Net Asset Value of Customer as of the close of business on the last Business Day of any calendar month declines by forty percent (40%) or more from the Net Asset Value of Customer as of the close of business on the last Business Day of the calendar month three months prior, or (C) as of the close of business on the last Business Day of each calendar month within the twelve month period after the Initial NAV Date (the "FIRST TWELVE MONTH PERIOD"), the Net Asset Value of Customer as of such last Business Day of any of the twelve calendar months has declined by fifty percent (50%) or more from a value that is 120% of the Initial NAV, provided that following the First Twelve Month Period, it shall be a Facility Termination Event if the Net Asset Value of Customer as of the close of business on the last Business Day of any calendar month declines by fifty percent (50%) or more from the Net Asset Value of Customer as of the close of business on the last Business Day of the calendar month twelve months prior (for purposes of (A), (B) and (C) above, any decline in Net Asset Value shall not take into account any positive or negative change caused by capital transfers, such as redemptions, withdrawals, subscriptions, contributions, dividends or investments, howsoever characterized, and all amounts set forth in redemption notices received by or on behalf of Customer (notwithstanding the date the actual redemption shall occur));

            iv. the investment management agreement between Customer and its investment advisor ("ADVISOR") is terminated or the Advisor otherwise ceases to act as investment advisor of Customer; provided, however, such termination or cessation shall not constitute a Facility Termination Event if there is a replacement investment advisor appointed immediately who is acceptable to BNPP PB, Inc. in its sole discretion;




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            v.    the asset coverage for all borrowings constituting 'senior securities' (as defined for purposes of Section 18 of the 1940
                  Act) of Customer falls below the 300% minimum required by
                  Section 18 of the 1940 Act or such other minimum percentage as may be approved by U.S. governmental authorities from time to time under applicable U.S. securities law (provided that, for purposes of this provision, such minimum percentage cannot be lower than 200%); or

            vi. Customer fails to make any filing necessary to comply with the rules of any exchange in which its shares are listed;

            vii. Customer's classification under the 1940 Act becomes something other than as a "closed-end company" as defined under Section 5 of the 1940 Act;

            viii. Customer incurs any additional indebtedness from a party other than a BNPP Entity or its affiliates beyond the financing provided hereunder through the 40 Act Financing Agreements, including without limitation any further borrowings constituting 'senior securities' (as defined for purposes of Section 18 of the 1940 Act) or any promissory note or other evidence of indebtedness, whether with a bank or any other person; provided, however, that indebtedness of Customer pursuant to a Credit Support Annex to an ISDA Master Agreement or in connection with listed call options transactions or repurchase agreements pursuant to Customer's investment portfolio activities shall be permissible additional indebtedness;

            ix.   Customer changes its fundamental investment policies; or

            x. Customer pledges to any other party, other than a BNPP Entity or its affiliates, any securities owned or held by Customer over which Custodian has a lien; provided, however, that pledges by Customer of assets under a Credit Support Annex to an ISDA Master Agreement or in connection with listed call options transactions or repurchase agreements pursuant to Customer's investment portfolio activities shall be permissible.

10.   RENEWAL -

      If Customer does not pay the renewal fee in respect of any (a) Renewal Due Date as specified in Appendix B attached hereto or (b) such other due date as specified in Appendix B attached hereto if BNPP PB, Inc. waives (in writing) the occurrence of a Default or a Facility Termination Event, in each case within 10 Business Days after notice from BNPP PB, Inc. that such amount is due, then (i) this Agreement will automatically terminate (without any further need for notice) 180 calendar days following such Renewal Due Date and (ii) Customer shall not be obligated to pay the renewal fee related to such Renewal Due Date. For the avoidance of doubt, nothing in this Section shall affect the ability of BNPP PB, Inc. to terminate this Agreement pursuant to a Facility Modification Notice, or otherwise as permitted, earlier than the automatic termination provided herein.

11.   NOTICES -

       Notices under this Agreement shall be provided pursuant to Section 12(a) of the Account Agreement.

12.   COMPLIANCE WITH APPLICABLE LAW -

      (a) Notwithstanding any of the foregoing, to the extent required by Applicable Law -

            i. the BNPP Entities may terminate any 40 Act Financing Agreement and any Contract;

            ii. BNPP PB, Inc. may recall any outstanding loan under the 40 Act Financing Agreements;


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            iii.  BNPP PB, Inc. may modify the Collateral Requirements; and iv.
                  The BNPP Entities may take Default Action.

      (b) This Agreement will not limit the ability of BNPP PB, Inc. to change the product provided under this Agreement and the 40 Act Financing Agreements as necessary to comply with Applicable Law.

      (c) The BNPP Entities may exercise any remedies permitted under the Contracts if Customer fails to comply with Applicable Law.

13.   MISCELLANEOUS -

      (a) In the event of a conflict between any provision of this Agreement and the other 40 Act Financing Agreements, this Agreement prevails.

      (b) This Agreement is governed by and construed in accordance with the laws of the State of New York, without giving effect to the conflict of laws doctrine.

      (c) Section 16(c) of the Account Agreement is hereby incorporated by reference in its entirety and shall be deemed to be a part of this Agreement to the same extent as if such provision had been set forth in full herein.

      (d) This Agreement may be executed in counterparts, each of which will be deemed an original instrument and all of which together will constitute one and the same agreement.

      (e) This Agreement and the other 40 Act Financing Agreements shall not be publicly distributed via syndication.

      (f) The Customer's Declaration of Trust is on file with the Secretary to the Commonwealth of Massachusetts. This Agreement is executed on behalf of the Customer by the Customer's officers as officers and not individually, and the obligations imposed upon the Customer by this Agreement are not binding upon any of the Customer's trustees, officers or shareholders individually, but are binding only upon the assets and property of the Customer.

      (g) Notwithstanding anything in the U.S. PB Agreement to the contrary, all Collateral will be held by the Customer's custodian pursuant to a Special Custody and Pledge Agreement among the Customer, BNPP PB, Inc. and Custodian.



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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of February 2, 2010.

                                        FIRST TRUST SPECIALTY FINANCE AND
                                        FINANCIAL OPPORTUNITIES FUND



                                        By:
                                            ----------------------------------
                                            Name:
                                            Title:




                                        BNP PARIBAS PRIME BROKERAGE INC.



                                        By:
                                            ----------------------------------
                                            Name:
                                            Title: